[Execution Copy]

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEEMENT

This Amendment No. 1 (“Amendment No. 1”) to the Employment Agreement dated as of November 21, 2005 (the “Employment Agreement”) between Loral Space & Communications Inc., a Delaware corporation (the “Company”), and Avi Katz (the “Executive”) is entered into as of June 19, 2006.

WHEREAS, the Company and Executive are presently parties to the Employment Agreement; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein;

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

1.	Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Agreement.

2.	Executive’s Base Salary in effect prior to July 1, 2006 (the “Effective Date”) was $438,048 per annum (the “Original Base Salary”). Effective as of the Effective Date and for the period ending on the day preceding the expiration of the Term, Executive’s Base Salary as set forth in Section 4(a) of the Employment Agreement, shall be $394,243 per annum (the “New Base Salary”). Except as otherwise set forth in this Amendment No. 1, the New Base Salary shall be and become the “Base Salary” for purposes of the Employment Agreement.

3.	Executive’s Target Annual Bonus in effect prior to the Effective Date was forty percent (40%) of Executive’s Original Base Salary (the “Original Target Bonus”). With respect to the Company’s MIB Program for the 2006 fiscal year or any subsequent fiscal year during the Term and Executive’s entitlement to an Annual Bonus thereunder, Executive’s “Target Annual Bonus” under Section 4(b) of the Employment Agreement shall be fifty percent (50%) of Executive’s Original Base Salary (the “New Target Annual Bonus”). The New Target Annual Bonus shall be and become the “Target Annual Bonus” for purposes of the Employment Agreement, provided, however, that if at any time during the Term Executive’s Base Salary shall be increased, for purposes of calculating Executive’s Target Annual Bonus the Original Base Salary shall be adjusted to reflect the same percentage increase as the percentage by which his Base Salary was increased (“Adjusted Original Base Salary”). For example, if Executive’s Base Salary is increased by 5%, for purposes of calculating the Target Annual Bonus, the Original Base Salary shall be increased by 5%. For purposes of calculating Executive’s Annual Bonus for 2006, any Annual Bonus paid shall be reduced by the amount of Base Salary Executive received in the period from January 1, 2006 to the Effective Date (the “Interim Period”) that is in excess of the New Base Salary he would have received had the New Base Salary been in effect during the Interim Period. In addition, if during the Term Executive becomes a participant in a long term incentive plan or other similar plan under which annual grants of stock options or other equity based awards are awarded to Executive based on target multiples of Base Salary, Executive’s Base Salary for this purpose shall mean his Adjusted Original Base Salary.

4.	On the day preceding the expiration of the Term, Executive’s Base Salary shall revert to and shall be and become his Adjusted Original Base Salary and, with respect to his participation in the Company’s MIB program in respect of periods after expiration of the Term, his Target Annual Bonus shall revert to and shall be and become 40% of his Adjusted Original Base Salary (the “Restored Target Annual Bonus”) (for the avoidance of doubt, this means that Executive’s Target Annual Bonus for the 2007 fiscal year payable on or before March 15, 2008, if earned, shall be the sum of (x) his New Target Annual Bonus for the period commencing January 1, 2007 and ending on the expiration of the Term plus (y) the Restored Target Annual Bonus for the period commencing upon expiration of the Term and ending on December 31, 2007).

5.	If (x) Executive’s employment with the Company is terminated upon the expiration of the Term or (y) the Term under the Employment Agreement is not renewed or extended and Executive continues to be employed by the Company after the Term on an “at will” basis and Executive’s employment is thereafter terminated, Executive shall be designated by the Plan Administrator thereunder as an “Eligible Employee” and covered by, and entitled to severance benefits under, the severance policy adopted by the Board of Directors and in effect on the date hereof (a copy of which has been provided to Executive and is attached hereto as Exhibit A) or such other severance policy generally applicable to employees of the corporate office as may then have been adopted in good faith by the Board of Directors and then be in effect. For purposes of calculating severance to which Executive may be entitled with respect to a termination of Executive’s employment upon or after expiration of the Term, references in the applicable severance policy to Base Salary shall mean Executive’s Adjusted Original Base Salary in effect upon expiration of the Term as such may have been further increased after expiration of the Term and prior to the date of termination. Adjusted Original Base Salary shall also be used for purposes of calculating any earned and accrued, but unused vacation pay to which Executive may be entitled upon termination either during or after the Term.

6.	Notwithstanding any provision in the Employment Agreement to the contrary, if any provision of the Employment Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with Executive, reform such provision to comply with Code Section 409A; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A. Notwithstanding any provision in the Employment Agreement to the contrary, any payment otherwise required to be made thereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to satisfy Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). On the earliest date on which such delayed payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Executive, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

7.	Provisions of this Amendment shall survive any termination of employment and the expiration of the Term if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Company under Section 5 hereof.

8.	Except as expressly amended by this Amendment No. 1, the Employment Agreement remains in full force and effect and nothing in this Amendment No. 1 shall otherwise affect any other provision of the Employment Agreement or the rights and obligations of the parties thereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the day and year first above written.

LORAL SPACE & COMMUNICATIONS INC.

By:  /s/ Michael B. Targoff
Name: Michael B. Targoff
Title: Chief Executive Officer

/s/ Avi Katz

Avi Katz